                                                                  EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                      OF
                          NATIONAL MERCANTILE BANCORP


       The undersigned do hereby certify that:

1. They are the president and chief executive officer, and executive vice president - operations and chief financial officer, respectively, of National Mercantile Bancorp (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California.

2. The Corporation filed Amended and Restated Articles of Incorporation on June 20, 1997.

3. Paragraph (D) of of Article XIII of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

            (D) TERMINATION. This Article XIII shall have no applicability and shall be of no force and effect, notwithstanding notations to the contrary on any certificates evidencing ownership of any securities of the Corporation, (i) on or after July 1, 2003 or
            (ii) upon the occurrence of any transaction in which holders of all outstanding shares of capital stock receive, or are offered the opportunity to receive, cash, stock or other property for all such shares and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of capital stock.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

5. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of the State of California. The total number of outstanding shares of Common Stock is 892,437; the total number of outstanding shares of Preferred Stock is 792,379, all such shares consisting of Series A Noncumulative Convertible Preferred Stock. The votes entitled to be cast by the outstanding shares of Common Stock and Preferred Stock in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: May 2, 2000                       [OFFICE OF THE SECRETARY OF STATE SEAL]

/s/ SCOTT A. MONTGOMERY                  /s/ JOSEPH W. KILEY III
-----------------------------------      -----------------------------------
Scott A. Montgomery                      Joseph W. Kiley III
President and Chief                      Executive Vice President - Operations
Executive Officer                        and Chief Financial Officer